Exhibit 5.1

[Letterhead of Barnes & Thornburg LLP]

November 26, 2013

Board of Directors

Stonegate Mortgage Corporation

9190 Priority West Drive, Suite 300

Indianapolis, Indiana 46240

            Re: Stonegate Mortgage Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Stonegate Mortgage Corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”), covering up to 104,812 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), available for issuance pursuant to the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan (the “Plan”).

Based upon our review of the Company’s Third Amended and Restated Articles of Incorporation, the Company’s Third Amended and Restated Code of Regulations, and the Plan and documents related thereto, and such other documents as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when, issued and paid pursuant to the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP